Exhibit 99.1

             LHC Group Forms Partnership with UT Home Care Services at the University of Tennessee Medical Center in Knoxville

                   Company to Expand Presence in West Virginia

     LAFAYETTE, La.--(BUSINESS WIRE)--July 5, 2007--LHC Group, Inc. (NASDAQ:
LHCG), a premier provider of post-acute healthcare services primarily in rural markets, announced today that it has entered into a partnership agreement, effective July 1, 2007, with The University of Tennessee Medical Center, located in Knoxville, Tennessee, to provide home health and hospice services. LHC Group will oversee the day-to-day operations. The service area of this partnership spans 16 counties in East Tennessee and brings LHC Group's total service area in Tennessee to 26 counties.

     The University of Tennessee Medical Center, a 581 licensed bed facility located in Knoxville, Tennessee, has a rich history in the community of providing patient-centered care and remaining at the forefront of research, technology and treatments. UT Medical Center is unique because of its standing as the only academic hospital in the Knoxville area, making it the leading resource for research, discovery and updated treatments in the community. The hospital attributes its well-respected standing within the community to the exceptional people who dedicate themselves to patient care. UT Medical Center serves as a referral center for Eastern Tennessee, Southeast Kentucky and Western North Carolina.

     "Home care services provide professional healthcare under the guidance of a physician and similar to what a patient would receive in a hospital, but in the comfort of the patient's home," said Joseph R. Landsman, chief executive officer for The University of Tennessee Medical Center. "We're confident our partnership with LHC Group will result in additional services and benefits to home care services patients as well as their families. With LHC's successful history of partnering with not-for-profit hospitals, we're looking forward to growing our home care services in East Tennessee."

     Also, in a separate transaction, LHC Group announced today that it has acquired 100% interest in the assets of Wetzel County Home Care in New Martinsville, West Virginia. The service area of this acquisition spans two counties and brings LHC Group's total service area in West Virginia to 24 counties covered by five locations.

     The approximate combined population in the respective primary service areas covered by these two transactions is 1.1 million, with almost 14% over the age of 65, and total combined Medicare revenue for 12 months is approximately $5.4 million.

     Keith Myers, president and chief executive officer of LHC Group, said, "LHC Group is very excited about the opportunity to partner with The University of Tennessee Medical Center to provide quality home care services. We look forward to working with our new families in Knoxville, Tennessee, and New Martinsville, West Virginia. Our commitment is to help people in these communities by providing the highest quality home-based services available to the patients and families in the area."

     About LHC Group, Inc.

     LHC Group is a premier provider of post-acute healthcare services primarily in rural markets. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

     Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as "believe," "expect," "anticipate," "intend," "estimate" or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group's Form 10K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.


     CONTACT: LHC Group, Inc.
              Barry E. Stewart, 337-233-1307
              Executive Vice President and Chief Financial Officer